EX-4.6
                 CONTINUING PERSONAL GUARANTY

                 CONTINUING PERSONAL GUARANTY

     THIS CONTINUING GUARANTY ("Guaranty") is entered into as of January 27, 2006, by Patrick A. Galliher and Suzanne E. Galliher,
("Guarantors"), jointly and severally, in favor of La Jolla Cove
Investors, Inc. ("LJCI"), with reference to the following:

     WHEREAS, Guarantors are shareholders and/or officers of RMD
Technologies, Inc., a California corporation ("RMD");

     WHEREAS, LJCI and RMD are parties to that certain 7 3/4 % Convertible Debenture, Warrant to Purchase Common Stock, Registration Rights Agreement and Securities Purchase Agreement, all dated January
27, 2006 (collectively, the "Agreements") pursuant to which RMD has, among other things, sold a 7 3/4% Convertible Debenture (the "Debenture") to LJCI;

     WHEREAS, a material inducement to LJCI in entering into the Agreements was the issuance of a satisfactory guaranty of RMD's obligations under the Agreements;

     WHEREAS, LJCI has agreed to accept such a guaranty from Guarantors;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, in consideration of LJCI purchasing the Debenture, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantors agree to guaranty the Guarantied Obligations (as hereinafter defined) in accordance with the following terms and conditions:

     Guarantors hereby unconditionally and irrevocably guaranty the performance of RMD's obligations under the Agreements in favor of LJCI, each of its affiliates, assigns and successors in interest, and each of their respective shareholders, directors, officers, employees, agents, attorneys and representative, arising under or with respect to the Agreements (the "Guarantied Obligations"), when the same shall become due (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy
Code, 11 U.S.C.    101 et seq.) and agree to pay any and all costs and
expenses (including attorneys' fees and disbursements) incurred by LJCI in enforcing any rights under this Guaranty. This Guaranty shall terminate when the RMD Registration Statement (as defined in the Agreements) is declared effective by the Securities and Exchange Commission. In furtherance of the foregoing and not in limitation of any other right which LJCI may have at law or in equity against Guarantors by virtue hereof, upon the failure of RMD to perform any of the Guarantied Obligations when and as the same become due, as aforesaid, Guarantors will, within ten (10) days after written demand therefor, perform all Guarantied Obligations then due to LJCI.

     Guarantors further agree that this Guaranty constitutes a guaranty of performance and payment when due and not merely of collection. The obligations of the Guarantors under this Guaranty shall not be subject to any reduction, limitation, defense, setoff, recoupment, impairment or termination for any reason, including, without limitation, by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations or any discharge of RMD from any of the Guarantied Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantors under this Guaranty shall not be discharged or impaired or otherwise affected by any default, failure or delay or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantors or which would otherwise operate as a discharge of Guarantors as a matter of law or equity. This Guaranty shall remain in full force and effect without regard to any future event, including, without limitation, the bankruptcy, insolvency, reorganization, dissolution or liquidation of RMD.

     Guarantors agree that the Guarantied Obligations may be rescinded, waived, extended, renewed or altered, in whole or in part, without notice or further assent from Guarantors, and that Guarantors will remain bound by this Guaranty notwithstanding any such rescission, waiver, extension, renewal or alteration of any Guarantied Obligation.

     Guarantors hereby waive (i) all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of nonpayment; and (ii) any and all rights, defenses and benefits arising under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433, and all other rights, defenses and benefits limiting the liability of or exonerating Guarantors or sureties offered by law as well as the benefits of Sections 580a-580d and 726 of the California Code of Civil Procedure. The obligations of the Guarantor under this Guaranty shall not be affected by (i) the failure of LJCI to assert any claim or demand or to enforce any right or remedy against RMD under the provisions of the Agreements, including, without limitation, the failure of LJCI to proceed first against RMD or to pursue any other remedy in LJCI's power; (ii) LJCI settling, releasing, compromising, collecting or otherwise liquidating the Guarantied Obligations in any manner, as LJCI may determine; (iii) the failure of LJCI to assert or take advantage of the defense of the statute of limitations in any action hereunder; or (iv) the failure of LJCI to exercise any right or remedy against RMD with respect to the Guarantied Obligations or any provision of the Agreements.

     Guarantors acknowledge that all of the waivers and consents set forth herein are freely granted, after consultation with competent counsel, since it is the Guarantors' purpose and intent that all of Guarantors' obligations hereunder be absolute, independent and unconditional under any and all circumstances. Guarantors hereby represent and warrant to LJCI that Guarantors have the power, right and authority to enter into this Guaranty. This Guaranty shall be binding upon the Guarantors and their personal representatives, successors and assigns and shall inure to the benefit of LJCI and its successors and assigns. This Guaranty may be executed by facsimile, with such facsimile copy to serve as a duly executed original and as conclusive evidence of the consent and ratification of the matters contained herein by Guarantors.

     This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

    All judicial proceedings brought against Guarantors with respect to this Guaranty may be brought in any state or federal court of competent jurisdiction in San Diego, California, and by execution and delivery of this Guaranty, Guarantors accept the nonexclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any judgment rendered thereby in connection with this Guaranty.

     All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party notified, (ii) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized overnight courier service such as Federal Express or (iv) on the day of facsimile transmission, with confirmed transmission; in any case addressed to the party to be notified at the address indicated below for that party, or at such other address as that party may indicate by providing ten (10) days' advance written notice to the other parties:

If to La Jolla Cove Investors, Inc., to:

La Jolla Cove Investors, Inc.
7817 Herschel Avenue, Suite 200
La Jolla, California 92037
Telephone: (858) 551-8789
Facsimile: (858) 551-8779

If to Guarantors:

Patrick A. Galliher and Suzanne E. Galliher
308 West 5th Street
Holtville, California 92250
Telephone: (760) 356-2039
Facsimile:(760) 356-2013

GUARANTORS HEREBY WAIVE AND COVENANT THAT GUARANTORS WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR ANY GUARANTEED OBLIGATION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

IN WITNESS WHEREOF, the undersigned have duly executed this Guaranty as of the day and year first written above.


/s/  Patrick A. Galliher               /s/  Suzanne E. Galliher
Patrick A. Galliher                    Suzanne E. Galliher